Exhibit 16


Anchin, Block & Anchin LLP
CertifiedPublic Accountants

1375 Broadway
New York, New York 10018
(212) 840-3456




Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously principal accountants for Sono-Tek Corporation and on April 30, 1996 we reported on the financial statements of Sono-Tek Corporation as of and for the two years ended February 29, 1996. On October 30, 1996 we were dismissed as principal accountants of Sono-Tek Corporation. We have read statements included under Item 4 of its Form 8-K for October 30, 1996, and we agree with such statements.

                                                Very truly yours,


                                                Anchin, Block & Anchin LLP
                                                Certified Public Accountants





New York, NY
October 31, 1996